                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              BOOLE & BABBAGE, INC.

     BOOLE & BABBAGE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify that the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on December 11, 1986. A Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 31, 1986. A Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 14, 1994. The Corporation further hereby certifies that:

     I. The Board of Directors of the Corporation adopted resolutions to amend Paragraph A of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

     "FOURTH:

     A. The Corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock." The aggregate number of shares of capital stock which the Corporation is authorized to issue is Thirty-Two Million (32,000,000) shares consisting of Thirty Million (30,000,000) shares of Common Stock, $.001 par value, and Two Million (2,000,000) shares of Preferred Stock, $.001 par value."

     II. Thereafter at the Corporation's 1996 Annual Meeting of Stockholders the necessary number of shares as required by statute were voted in favor of the amendment.

     III. The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by Paul E. Newton, President, and by Arthur F. Knapp, Jr., Secretary, this 16th day of April, 1996.

                                        /s/ Paul E. Newton
                                        -------------------------------------
                                        Paul E. Newton, President
ATTEST:

/s/ Arthur F. Knapp, Jr.
- ------------------------------
Arthur F. Knapp, Jr.,
Secretary